                                   FORM 18-K/A

           For Foreign Governments and Political Subdivisions Thereof
        ----------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   ------------------------------------------

                               AMENDMENT NO. 2 TO
                                  ANNUAL REPORT
                                       OF
                          PROVINCE OF BRITISH COLUMBIA
                                    (CANADA)
                              (NAME OF REGISTRANT)
                    -----------------------------------------

  Date of end of fiscal year to which the annual report relates: March 31, 2002

                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)

--------------------------------------------------------------------------------
Title of issue             Amounts as to which           Names of exchanges
                           registration is effective     on which registered
--------------------------------------------------------------------------------

N/A                        N/A                           N/A
--------------------------------------------------------------------------------

        NAMES AND ADDRESSES OF PERSONS AUTHORIZED TO RECEIVE NOTICES AND
           COMMUNICATIONS FROM THE SECURITIES AND EXCHANGE COMMISSION:

                            Honourable Pamela Wallin
                                Brian Schumacher
                                 David Murchison
                           Canadian Consulate General
                             1251 Avenue of Americas
                            New York, New York 10020
                                       ---

                                    COPIES TO

     Brice T. Voran            Winthrop B. Conrad, Jr.         Ministry of Finance
  Shearman & Sterling           Davis Polk & Wardwell          Provincial Treasury
  Commerce Court West            450 Lexington Avenue         Debt Management Branch
Suite 4405, P.O. Box 247          New York, New York           620 Superior Street
    Toronto, Ontario                    10017              P.O. Box 9423, Stn Prov Govt
        Canada                                              Victoria, British Columbia
        M5L 1E8                                                  Canada  V8W 9V1

* The Registrant is filing this amendment to its annual report on a voluntary basis.

                          PROVINCE OF BRITISH COLUMBIA

     The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report (the "Annual Report") for the fiscal year ended March 31, 2002 on Form 18-K as set forth below:

     The following additional exhibit is added to the Annual Report:

Exhibit 99.7: Province of British Columbia, Ministry of Finance. SECOND QUARTERLY REPORT ON THE ECONOMY, FISCAL SITUATION AND OUTLOOK, FISCAL YEAR 2002/03, SIX MONTHS, APRIL - SEPTEMBER 2002.

                                    SIGNATURE

     Pursuant to the requirements of the SECURITIES EXCHANGE ACT OF 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             PROVINCE OF BRITISH COLUMBIA
                                             (Name of registrant)




November 29, 2002                            By:    /s/ Jim Hopkins
Victoria, British Columbia                   -----------------------------------
                                             Name:  Jim Hopkins
                                             Title: Executive Director
                                                    Debt Management Branch
                                                    Provincial Treasury
                                                    Ministry of Finance

                                  EXHIBIT INDEX



Exhibit 99.7: Province of British Columbia, Ministry of Finance. SECOND QUARTERLY REPORT ON THE ECONOMY, FISCAL SITUATION AND OUTLOOK, FISCAL YEAR 2002/03, SIX MONTHS, APRIL - SEPTEMBER 2002.